Exhibit 99.3

PHASE I/II RESULTS OF MULTICENTER TRIAL OF PERIFOSINE (KRX-0401) + BORTEZOMIB IN PATIENTS WITH RELAPSED OR RELAPSED / REFRACTORY MULTIPLE MYELOMA WHO WERE PREVIOUSLY RELAPSED FROM OR REFRACTORY TO BORTEZOMIB

PG. Richardson, J. Wolf, A. Jakubowiak, J. Zonder, S. Lonial, D. Irwin, J. Densmore, A. Krishnan, N. Raje, M. Bar, R. Schlossman, I. Ghobrial, N. Munshi, T. Martin, J. Laubach, J. Allerton, K. Colson, S. Dean, D. Tocco, E. Steinfield, T. Kendall, K. O’Riley, T. Hideshima, P. Sportelli, L. Gardner, KC. Anderson

Dana-Farber Cancer Inst, MA; UC San Francisco, CA; Univ of Michigan, MI; Karmanos Cancer Ctr., MI; Winship Emory Cancer Ctr., GA; Alta Bates, CA; Univ of Virginia, VA; City of Hope, CA; Mass General Hospital Cancer Ctr., MA; Stamford Hem/Onc, CT; Guthrie Cancer Ctr, PA; Keryx Biopharmaceuticals, Inc, NY

INTRODUCTION: Perifosine (Peri) is an orally -bioavailable, novel signal transduction modulator with multiple pathway effects including inhibition of Akt and activation of JNK. Peri first demonstrated activity in combination with dexamethasone (dex) in patients (pts) with advanced, relapsed/refractory multiple myeloma (MM) (ASH 2007 #1164). Of interest were experiments conducted combining Peri with bortezomib (Velcade®, Vel). In vitro, Peri + Vel shows at least additive cytotoxicity against MM cells with Peri inhibiting Vel induced Akt activation (Hideshima et. al, BLOOD 2006). We conducted a phase I/II study with encouraging safety and clinical activity of the combination seen in the phase I portion of the trial, including a 56% ORR (ASH 2007 # 1170). Herein, we report on the combined phase I / II results (n=76) which determined the safety and activity of Peri + Vel (+/- dex), in pts with relapsed and relapsed/refractory MM, who were previously relapsed from or refractory to Vel. METHODS: The phase I stage of the study enrolled a total of 18 pts in 4 cohorts (>3 pts each) with dosing of Peri 50 mg or 100 mg (daily) and Vel 1.0 or 1.3 mg/m2 (d 1, 4, 8, 11) in 21-d cycles. The selected dose for phase II was Peri 50 mg qd + Vel 1.3 mg/m2 (d 1, 4, 8, 11) in 21-d cycles, with a planned enrollment of 64 pts. Dex 20mg (on day of and after each Vel dose) could be added in pts with progressive disease (PD). NCI CTCAE v3.0 was used for toxicity assessment. For the phase I portion, DLT was defined as any grade (G) 3 non-hematologic toxicity, G4 neutropenia for 5 d and/or neutropenic fever, or platelets <10,000/mm3 on >1 occasion despite transfusion. Response was assessed by modified EBMT and Uniform criteria. RESULTS: A total of 76 pts have been enrolled (18 pts in phase I and 58 in phase II) comprised of 45 men and 31 women, median age 63 y, (range 41 - 89). 84% of pts had relapsed/refractory MM, with a median of 6 lines of prior treatment (range 2-13). Prior therapy included Vel (100%), dex (95%), thalidomide (79%), lenalidomide (71%) and SCT (57%). 63 pts have completed at least one cycle and were evaluable for safety (13 pts are currently not evaluable; 3 were removed in cycle 1 and 10 are too early in their treatment). Most common (> 10%) grade 1 / 2 events were nausea, diarrhea, fatigue and myelosuppression, which were manageable with supportive care and growth factors. Grade 3 / 4 adverse events > 5% included thrombocytopenia (40%); lymphopenia (36%); neutropenia (21%); anemia (14%); hyponatremia (13%); leukopenia (11%); proteinuria (8%), and upper respiratory infection (6%). No DVT has been seen, and only 1 worsening peripheral neuropathy from grade 1 to 3 has been reported to date: 2 pts had Peri reduced to 50 mg (nausea, fatigue) in the phase 1 cohort, and 7 pts had Vel dose reductions primarily due to hematologic toxicity. 57 pts have completed at least 2 cycles and are evaluable for response, with best response to Peri + Vel (+/- dex) as follows:

		CR		PR		MR		ORR		SD
All Patients: Best Response	N=57	2	4%	7	12%	14	25%	23	40%	23	40%
Peri + Vel	57	1	2%	5	9%	8	14%	14	24%	17	30%
With dex added*	31	1	2%	2	3%	6	11%	9	16%	6	11%
(* as a subset of the evaluable population)

9 of 76 pts (12%) rapidly progressed without response or stable disease, including 6 pts in whom dex was also added. As of August 2008, the median time to progression (TTP) for pts achieving > PR is 34 wks, and for all pts achieving > MR is 33 wks.  The median TTP for all study pts is 19 wks (range 3 - 103 wks). The median TTP for responders and for all pts has not been met. In a subset analysis of Vel refractory pts (35/57), the reported ORR (> MR), and median TTP were as follows:

Vel Refractory: N = 35	CR		PR		MR		ORR		SD
Peri + Vel (+/- dex)	1	3%	4	11%	8	23%	13	37%	12	34%
Median TTP (wks / range): Responders (n=13)	103		17 (11 - 24)		40 (19 - 76)		37 (11 - 103)		21 (9 - 32)
Median TTP (wks / range): All pts (n=35)	23 wks (3 - 103 wks)

CONCLUSIONS: Peri in combination with Vel (+/- dex) was generally well tolerated and is remarkably active in a heavily pre-treated, Vel-exposed pt population, with an ORR of 40%, including an ORR of 37% and a median TTP of 9.25 months in responding but previously Vel -refractory pts. Responses have been durable overall with clinical benefit seen, as reflected by an encouraging TTP in this setting. Additional analysis will be reported at the meeting and further trials, including randomized studies earlier in relapsed disease, are planned.